EXHIBIT 10.2
FIRST AMENDMENT TO EMPLOYMENT AGREEMENT
BY AND BETWEEN
NEOMEDIA TECHNOLOGIES, INC.
AND
IAIN MCCREADY

This First Amendment to Employment Agreement (this “Amendment”) is made and entered into between NeoMedia Technologies, Inc., a Delaware corporation (the “Employer”), and Iain McCready (the “Employee”), effective as of January 1, 2010. The Employer and the Employee may be individually referred to as a “Party” or collectively as the “Parties”.

RECITALS

WHEREAS, the Parties entered into that certain employment agreement, dated June 10, 2008 (the “Agreement”);

WHEREAS, Section 13 of the Agreement provides that the terms of the Agreement may be modified as agreed to in writing as executed by the Parties; and

WHEREAS, the Parties desire to amend the Agreement pursuant to certain resolutions adopted by the Company’s compensation committee on December 13, 2009 and November 28, 2008 and in connection with certain financing arrangements entered into between the Company and certain third-parties.

NOW THEREFORE, in consideration of the premises and the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party hereby agrees as follows:

1.	Recitals. The recitals stated above are true and correct and incorporated hereunto the body of this Amendment as if fully stated herein.

2.	Capitalized Terms. Capitalized terms not defined in this Amendment shall have the meaning given to them in the Agreement.

3.	Amendment of Section 1(b). The Parties agree that Section 1(b) of the Agreement shall be amended to read, in its entirety:

(b)           Subject to the terms and conditions herein, the initial term of employment shall commence on May 29, 2008 (the “Effective Date”) and shall terminate on May 29, 2012 unless earlier terminated as herein provided (the “Initial Term”). In the event that either party desires to extend the Initial Term for an additional period of time such party shall provide the other party with written notice of such desire at least six (6) months prior to the expiration of the Initial Term. Following such notice, the Initial Term may be extended upon mutual agreement of the parties hereto. The Initial Term and any extensions thereof shall be referred to as the “Employment Period”.

4.	Amendment of Section 3(b). The Parties agree that Section 3(b) of the Agreement shall be amended to read, in its entirety:

(b)           Incentive Bonus Compensation.  The Executive shall receive incentive bonus compensation (the “Incentive Bonus”) for each year of this Agreement as follows:

(i) First Year. For the period of June 10, 2008 until June 10, 2009, the Executive shall be entitled to receive a bonus up to fifty percent (50%) of the Base Compensation, based upon objectives, and delivered at such times, as determined by the Board of Directors or the Compensation Committee thereof in its sole discretion.  The Executive acknowledges that Twenty-Thousand British Pounds Sterling (£20,000) of such bonus payment were delivered to the Executive in August 2008, and Thirty-Thousand British Pounds Sterling (£30,000) of such bonus payment were delivered to the Executive in December 2008.

(ii) Second Year. For the period of June 11, 2009 through June 10, 2010, the Executive shall be entitled to receive a bonus up to fifty percent (50%) of the Base Compensation, based upon objectives, and delivered at such times, as determined by the Board of Directors or the Compensation Committee thereof in its sole discretion

(iii) Third Year. For the period of June 11, 2010 through June 10, 2011, the Executive shall be entitled to receive a bonus up to fifty percent (50%) of the Base Compensation, based upon objectives, and delivered at such times, as determined by the Board of Directors or the Compensation Committee thereof in its sole discretion.

(iv) Fourth Year. For the period of June 11, 2011 through May 29, 2012, the Executive shall be entitled to receive a bonus up to fifty percent (50%) of the Base Compensation, based upon objectives, and delivered at such times, as determined by the Board of Directors or the Compensation Committee thereof in its sole discretion.

The Incentive Bonus shall be subject to applicable tax and payroll deductions required by law. The Incentive Bonus shall be pro rated for any of the periods listed above that are less than a full calendar year.

5.	Amendment to Section 3(c). The Parties agree that the first paragraph of Section 3(c) of the Agreement shall be amended to read, in its entirety:

(c)           Sale Bonus.  If (i) the Company has consummated a Sale Transaction (as defined below) by May 29, 2012, (ii) the Sale Proceeds (as defined below) are in excess of $45,000,000, (iii) the Executive remains actively employed with the Company through the consummation of the Sale Transaction, (iv) the Executive is otherwise in compliance with the terms of this Agreement as may be amended at any time in the future, and (v) the Executive complies with, and uses commercially reasonable efforts to take such actions as are necessary to cause the Company to comply with, the terms and conditions of agreements entered into by the Executive or the Company effecting or otherwise relating to the Sale Transaction, the Executive will be eligible to receive a sale bonus in connection with such Sale Transaction equal to the product of 0.025 and the Sale Proceeds; provided, that for the purposes of such calculation the amount of Sale Proceeds shall be deemed to not exceed $200,000,000 (the “Sale Bonus”). The Sale Bonus shall be subject to any applicable tax and payroll deductions required by law.

6.	Amendment to Section 3(a). The Parties agree that Section 3(a) of the Agreement shall be amended to read, in its entirety:

(a)(i) Base Salary.  During the Employment Period, the Company shall pay to the Executive an annual base salary (“Base Compensation”) of One Hundred Sixty Thousand British Pounds Sterling (£160,000) payable through a payroll bureau located in the United Kingdom of Great Britain and Northern Ireland in accordance with the Company’s customary payroll periods or such other basis as may be determined by the Board of Directors and subject to any applicable tax and payroll deductions required by law.

(ii) Salary Reduction Period. Notwithstanding Section 3(a)(i) above, for the period of April 1, 2009 though December 31, 2009 (the “Salary Reduction Period”), the Base Compensation of the Executive shall be equal to One Hundred Forty-Four Thousand British Pounds Sterling (£144,000), as pro rated for such period. In connection with the reduction of the Executive’s salary during the Salary Reduction Period, subject to the approval of the Company’s Stock Option Committee, the Executive shall be entitled to receive Eight Hundred Eighty-Six Thousand Two Hundred Sixty (886,260) shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), at a per share exercise price of $0.02 per share (the “Salary Reduction Option”). The Salary Reduction Option shall vest with respect to 1/12th of the shares subject to such option on the last day of each month commencing on May 29, 2009, pursuant to the terms of the Company’s standard form of stock option agreement and the Company’s stock option plan, subject to the Executive’s continued employment with the Company on such dates, such that the Salary Reduction Option is vested and exercisable with respect to one hundred percent (100%) of the shares subject to the Salary Reduction Option as of April 29, 2010. Amendment to Section 3(d).  The Parties agree that Section 3(d) of the Agreement shall be amended to read, in its entirety:

Subject to the approval of the Stock Option Committee or the Company’s Board of Directors, the Company shall issue to the Executive (i) an option to acquire Sixteen Million Twenty-Five Thousand Six Hundred Forty-Three (16,025,643) shares of Common Stock, at a per share exercise price to be determined prior to or upon the date of the grant (the “First Option”), (ii) an option to acquire Sixteen Million Twenty-Five Thousand Six Hundred Forty-Three (16,025,643) shares of Common Stock at a per share exercise price to be determined prior to or upon the date of the grant (the “Second Option”), and (iii) an option to acquire Eighteen Million (18,000,000) shares of the Common Stock at a per share exercise price to be determined prior to or upon the date of the grant (the “Third Option”, and together with the First Option, Second Option, and Salary Reduction Option, the “Options”). The First Option shall vest with respect to one hundred percent (100%) of the shares subject to the First Option, eighteen months after the Effective Date, subject to the Executive’s employment with the Company on such date. The Second Option shall vest with respect to 1/15th of the shares subject to the Second Option, each month following the Effective Date, subject to the continued employment of the Executive with the Company on such dates, such that the Second Option is vested and exercisable with respect to one hundred percent (100%) of the shares subject to the Second Option, fifteen (15) months after the Effective Date. The Third Option shall vest in equal monthly increments of Seven Hundred Fifty Thousand (750,000) shares on the 29th day of each month commencing on June 29, 2010, subject to the continued employment of the Executive with the Company on such dates, such that the Third Option is vested and exercisable, with respect to one hundred percent (100%) of the shares subject to the Third Option, as of May 29, 2012. Notwithstanding the foregoing, upon the occurrence of a Sale Transaction or Change in Control (as defined below) all unvested Options immediately shall be vested and exercisable. Except as otherwise expressly provided in this Agreement, all terms and conditions concerning the granting and exercise of the Options awarded to the Executive hereunder, shall be governed by the Company’s option plan, as such plan may be amended from time to time. The Options shall be memorialized by stock option agreements between the Company and the Executive.

A “Change of Control”, as such term is used herein, is defined as, and has occurred when: (i) any person (defined herein to mean any person within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended, or “13(d)”), other than the Company, or an employee benefit plan established by the Company’s Board of Directors, acquires, directly or indirectly, the beneficial ownership (determined under rule 13d-3 of 13(d)) of securities issued by the Company having forty percent (40%) or more of the voting power of all the voting securities issued by the Company in the election of directors at the meeting of the holders of voting securities to be held for such purpose; or (ii) a majority of the directors elected at any meeting of the holders of voting securities of the Company are persons who were not nominated for such election by the Company’s Board of Directors or a duly constituted committee of the Company’s Board of Directors having authority in such matters; or (iii) the Company mergers or consolidates with or transfers substantially all of its assets to another person.

7.
Retroactive terms.  The Parties acknowledge that all terms of the amendments set forth herein with respect to all forms of compensation owed by the Company to the Executive prior to the date of this Amendment are accurately reflected as set forth herein and that this Amendment contains the entire understanding of the Parties with respect to the subject matter thereto.

8.	Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

9.
Reaffirmation of Other Terms and Conditions.  Except as expressly modified or contradicted by this Amendment, all other terms and conditions of the Agreement and all exhibits and schedules thereto (if any) shall remain in full force and effect, unmodified and unrevoked and the same are hereby reaffirmed and ratified by the Parties as if fully set forth herein.

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IN WITNESS WHEREOF, the Parties have caused this First Amendment to Employment Agreement to be executed on the date first written above.

EMPLOYER:		EMPLOYEE:

NEOMDIA TECHNOLOGIES, INC.

By:	/s/ Michael W. Zima	/s/ Iain A. McCready
Name:	Michael W. Zima	Iain A. McCready
Its:	Chief Financial Officer